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                                                                       EXHIBIT 1

                            CORUS ENTERTAINMENT INC.
                                   16TH FLOOR
                         BCE PLACE, BAY-WELLINGTON TOWER
                           181 BAY STREET, SUITE 1630
                               TORONTO, ON M5J 2T3


                                             February 18, 2000

Liberty CJR, Inc.                             Shaw Communications Inc.
9197 South Peoria Street                      Suite 900
Englewood, Colorado   80112                   630 - 3rd Avenue S.W.
U.S.A.                                        Calgary, AB  T2P 4L4

Attention: David Jensen                       Attention: Jim Shaw
Telecopier Number: (720) 875-5448

Attention: Charles Tanabe
Telecopier Number: (720) 875-5382

- and -                                       - and -

CanWest Global Communications Corp.           WIC Western International
31st Floor, TD Centre                         Communications Ltd.
201 Portage Avenue                            1960, 505 Burrard Street
Winnipeg, MN  R3B 3L7                         Vancouver, BC  V7X 1M6

Attention:   President &                      Attention: President &
             Chief Executive Officer                     Chief Executive Officer



            PROPOSED PURCHASE OF CORUS CLASS B SHARES BY LIBERTY CJR

            Further to our recent discussions, we are writing to confirm the terms of our agreement by which Liberty CJR, Inc. ("Liberty CJR") will purchase from CW Shareholdings Inc. (the "CanWest Purchaser") 7,125,000 Class B non-voting participating shares (the "Purchased Shares") to be issued by Corus Entertainment Inc. ("Corus") as provided in section 2 below. Unless otherwise defined, all terms used in this letter agreement (this "Agreement") that are defined in the agreement (as the same may be amended from time to time, including by way of the Liberty CJR Amendment referred to below, the "Master Agreement") made as of November 8, 1999 among CanWest Global Communications Corp. ("Can West"), Shaw Communications Inc. ("Shaw"), Corus and WIC Western International Communications Ltd. have the respective meanings given to them in the Master Agreement.



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                                      -2-

                  The terms of our agreement are as follows:


1. AMENDMENT OF MASTER AGREEMENT. The parties to the Master Agreement will cooperate in good faith with each other and use all reasonable efforts to prepare, execute and deliver as soon as reasonably practicable an amendment (the "Liberty CJR Amendment") to the Master Agreement that will provide for the following:

     (a) Corus shall issue the Purchased Shares to WIC in lieu of proceeding with the Corus Subscription Receipts Offering (and CanWest's obligations in connection with the Corus Subscription Receipts Offering shall terminate) and in lieu of issuing at least the first $114,856,250 of Corus Preferred Shares that could otherwise be issued by Corus in partial satisfaction of the Corus Purchased Businesses Price, with each Purchased Share being deemed to be payment to WIC of Cdn. $28.05 of the Corus Purchased Businesses Price (less any securities filing fee or other expense, other than professional fees and disbursements, reasonably incurred by any member of the CanWest Group by reason of the sale of the Purchased Shares to Liberty CJR, details of which fee or expense shall be provided by CanWest to Corus prior to the incurrence of the relevant obligation); the cash portion of the Estimated Corus Purchased Businesses Price shall be reduced to the extent that the Estimated Corus Purchased Businesses Price exceeds the Estimated Tax Cost of the Corus Purchased Businesses by less than $199,856,250;

     (b) the purchase by Liberty CJR from the CanWest Purchaser of the Purchased Shares immediately following the winding-up of WIC Amalco;

     (c) (i) an amendment to section 13.6.2 of the Master Agreement to include a prohibition against the acquisition by any Corus Specified Shareholder or Shaw Specified Shareholder as part of the series of transactions that includes the WIC Amalco Winding-Up of any of the Purchased Shares acquired by Liberty CJR pursuant to this Agreement,
          (ii) an amendment to section 13.6.2 of the Master Agreement to include a prohibition against the acquisition by any Corus Specified Shareholder or Shaw Specified Shareholder as part of the series of transactions that includes the WIC Amalco Winding-Up of shares of Liberty CJR or any person that directly or indirectly owns shares of Liberty CJR and with whom Liberty CJR does not deal at arm's length for the purposes of the Income Tax Act (Canada) (the "ITA") and (iii) corresponding amendments to sections 13.6.2.4 and 13.6.3 of the Master Agreement to reflect the foregoing amendments to section 13.6.2 of the Master Agreement;


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                                      -3-


     (d) an amendment to include the representations and warranties in sections 4(c) and (d) of this Agreement as representations and warranties by Corus and Shaw respectively which must be true and correct at all times until Closing;

     (e) an amendment to provide that the Closing Date will occur at least three Business Days after the conditions referred to in section
          1.1.43.1 of the Master Agreement have been satisfied or waived;

     (f) an amendment to delete section 5.6.1 of the Master Agreement and to replace it with a comparable provision which requires the purchase price for the Acquireco Shares sold by Corus to be decreased by 52% of one-third of the amount, if any, by which $199,856,250 exceeds the Corus Market Price on the Closing Date of the Purchased Shares;

     (g) an amendment to require Corus and CanWest to deliver to Liberty CJR at Closing the certificates referred to in section 9 of this Agreement and to require CanWest to deliver the opinion referred to in section 7 below; and

     (h) such consequential amendments as may be required by the changes referred to in items (a) through (g) above (including extending the appropriate representations, warranties, covenants and indemnities given by Corus to include all of the Purchased Shares).

          Corus will deliver a true and compete copy of the Liberty CJR Amendment to Liberty CJR promptly after the execution thereof.

          For certainty, (i) the Liberty CJR Amendment will not be effective if this Agreement is terminated pursuant to section 3 below, (ii) Corus may issue Class B non-voting participating shares in the capital of Corus ("Corus Class B Shares") in partial satisfaction of the Corus Purchased Businesses Price only to the extent that Liberty CJR has agreed to purchase such Corus Class B Shares from the CanWest Purchaser on the terms set out in this Agreement and (iii) nothing in section 1(a) of this Agreement will derogate from Corus' obligation to pay the balance of the Estimated Corus Purchased Businesses Price in cash (including any additional cash amounts required where the total cash exceeds the Estimated Tax Cost of the Corus Purchased Businesses) or, to the extent permitted by the Master Agreement, Corus Preferred Shares or to satisfy any purchase price adjustments in the manner permitted under the Master Agreement.

2.        PURCHASE OF CORUS CLASS B SHARES.

     (a) Liberty CJR agrees to purchase from the CanWest Purchaser, and CanWest agrees to cause the CanWest Purchaser to sell, assign and transfer to Liberty CJR, free and clear of any



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                                      -4-


pledge, security interest, encumbrance or adverse claim (other than any pledge, security interest, encumbrance or adverse claim which would result in a breach of Corus' representation and warranty in section 4(b)(v) below), all of the 7,125,000 Corus Class B Shares to be issued by Corus pursuant to the Master Agreement (such shares constituting the Purchased Shares) at a price of Cdn. $28.05 per share for an aggregate purchase price (the "Purchase Price") of Cdn. $199,856,250. (References in this Agreement to a number of, or to the per-share price of, Corus Class B Shares will be equitably adjusted in the event of any stock split, stock dividend, combination, spin-off, split-off, recapitalization, reclassification or similar transaction involving Corus or its share capital prior to the delivery of the Purchased Shares to Liberty CJR pursuant to this Agreement so that Liberty CJR is placed in the same position as it would have been if such Corus Class B Shares had been delivered to Liberty CJR on the date of execution of this Agreement.) Liberty CJR shall not acquire, or permit Liberty Media Corporation ("Liberty Media") or any entity controlled by it to acquire, any shares of Corus other than the Purchased Shares if, after giving effect to that acquisition, Liberty Media and all entities controlled by it would own (i) 20% or more of the outstanding Corus Class B Shares or (ii) 20% or more of the outstanding Class A voting participating shares in the capital of Corus ("Corus Class A Shares") and Corus Class B Shares. (For the purposes of this Agreement, the term "control", as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise; and the term "controlled by" and similar expressions shall have corresponding meanings.)

     (b) The completion of Liberty CJR's purchase of the Purchased Shares will occur immediately following the time at which the CanWest Purchaser acquires the Purchased Shares on the Closing Date. Corus will give Liberty CJR notice of the Closing Date as soon as practicable but in any event no later than three Business Days prior to the Closing Date. The Purchase Price will be paid in cash by Liberty CJR on the Closing Date in exchange for the simultaneous delivery by
(i) the CanWest Purchaser to Liberty CJR of certificates evidencing the Purchased Shares, duly endorsed in blank for transfer in form satisfactory to Liberty CJR and (ii) the CanWest Purchaser and Corus of the officers' certificates referred to in section 9 below. Liberty CJR will cooperate in good faith with CanWest and use all reasonable efforts to provide on or before the Liberty CJR Commitment Date (as defined in section 3 below) an irrevocable standby letter of credit satisfactory to CanWest (the "L/C") from The Toronto-Dominion Bank or any other bank listed in Schedule I to the Bank Act (Canada) in the amount of Cdn. $199,856,250 that can be drawn on the Closing Date (to the extent that Liberty CJR fails to pay the Purchase Price on the Closing Date) with no prior notice and conditional only on (i) the delivery by the CanWest Purchaser of such duly endorsed certificates to Liberty CJR (or, if Liberty CJR does not have a representative at Closing, to Corus' transfer agent to be held by it for the benefit of Liberty CJR) and (ii) the delivery by the CanWest Purchaser and Corus of the officers' certificates referred to in section 9 below. Corus will pay the issuer of the L/C all fees and costs payable by Liberty CJR in connection with the L/C.


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                                      -5-


     (c) On or before the Liberty CJR Commitment Date (as defined in section 3 below), Corus and Liberty CJR shall enter into an agreement (the "Registration Rights Agreement") that will provide for registration rights in favour of Liberty CJR after the Corus Class B Shares become listed on the New York Stock Exchange.

     (d) If Corus declares any dividend or distribution on or in respect of the outstanding Corus Class B Shares on or after the date of this Agreement, Corus will pay to Liberty CJR, simultaneously with the delivery by the CanWest Purchaser to Liberty CJR of the Purchased Shares, an amount in cash equal to each such dividend or distribution so declared on one Corus Class B Share multiplied by the number of Purchased Shares.

3. TERMINATION. This Agreement will terminate automatically in any of the following circumstances:


     (a) if the Liberty CJR Amendment has not been executed and delivered on or before February 25, 2000 or such later date as CanWest, Corus and Liberty CJR may mutually agree (the "Liberty CJR Commitment Date");

     (b) if the L/C, in form satisfactory to CanWest, has not been issued and delivered to CanWest on or before the Liberty CJR Commitment Date;

     (c) if the Registration Rights Agreement is not executed and delivered by each of Corus and Liberty CJR on or before the Liberty CJR Commitment Date;

     (d)  if the Master Agreement is terminated;

     (e) on the date on which Liberty CJR gives notice of termination to the other parties to this Agreement if the Closing Date has not occurred by June 30, 2000;

     (f) if the opinion referred to in section 6(f) below has not been delivered to Liberty CJR on or before the Liberty CJR Commitment Date; or

     (g) if the opinion referred to in section 7 below has not been delivered to Liberty CJR on or before the Closing Date.

          The date on which this Agreement is terminated pursuant to this section 3 is referred to in this Agreement as the "Termination Date".

          Corus will give Liberty CJR written notice of any termination of the Master Agreement promptly after it occurs. Upon any termination of this Agreement, the L/C will be returned to Liberty CJR for cancellation and no party will have any further rights or obligations



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under this Agreement, except for the obligation of Corus to pay the fees and costs incurred by Liberty CJR in connection with the L/C.

4.        REPRESENTATIONS AND WARRANTIES

     (a) MUTUAL REPRESENTATIONS AND WARRANTIES. Each of Corus, Liberty CJR and CanWest severally and not jointly represents and warrants to each of the others that:

         (i) it is a corporation validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to enter into and perform its obligations under this Agreement;

         (ii) this Agreement has been duly authorized, executed and delivered on behalf of such party and is a legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by equitable principles; and

         (iii) its execution, delivery and performance of this Agreement will not breach or result in a default under (x) its articles, by-laws or other organizational documents, (y) any applicable law, statute or regulation or (z) any agreement or instrument, license, permit, order, judgment or decree by which it is bound.

     (b) ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CORUS TO LIBERTY CJR. Corus represents and warrants to Liberty CJR that:

         (i) Corus has made all filings required to be made by it under the Securities Act (Ontario) (the "OSA") and, as of the date of filing, no public document filed by Corus under the OSA contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

         (ii) there has been no material change (as that term is defined in the OSA) relating to Corus since September 1, 1999 that has not been publicly disclosed in a filing by Corus under the OSA;

         (iii) no order to prevent or restrict trading in the Corus Class B Shares has been issued by any court, securities commission or other regulatory authority and,



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                                      -7-


                  to the knowledge of Corus, no proceeding for that purpose is pending or threatened;

         (iv) the Corus Class B Shares to be issued by Corus under the Master Agreement, when issued and delivered in accordance with the terms of the Master Agreement, will be duly authorized and validly issued as fully paid and non-assessable shares and will be approved for listing on The Toronto Stock Exchange, subject only to the due issuance of such Corus Class B Shares, the delivery of final documentation and similar customary listing conditions, and included in Corus' application for listing on the New York Stock Exchange; the issuance of such Corus Class B Shares by Corus is exempt from the registration and prospectus requirements of the OSA and will be made in compliance with all applicable securities laws and stock exchange requirements;

         (v) the Corus Class B Shares to be issued by Corus under the Master Agreement, when issued and delivered in accordance with the terms of the Master Agreement, will be acquired by WIC with a good and marketable title thereto, free and clear of any pledge, encumbrance, security interest, claim or other adverse claim (except for any claims arising through WIC);

         (vi) the Corus Class B Shares have the rights, privileges, restrictions and conditions set out in Schedule 1 to the certificate and accompanying articles of amendment of Corus dated August 26, 1999, a true and complete copy of which certificate and articles are attached to this Agreement as Exhibit A;

         (vii) to the best knowledge of Corus after due enquiry, no governmental or regulatory consent is required for the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement, excluding the CRTC approvals referred to in the Master Agreement;

         (viii) Corus does not own, distribute, sell or license from any other person or entity any television programming consisting of sporting contests, competition or games or any other event in which the display of physical skills and abilities is a significant aspect of the performance thereof or news, commentary or analysis relating to any of the foregoing;

         (ix) Corus has delivered to Liberty CJR a true and complete copy of the Master Agreement as in effect on the date of this Agreement;



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         (x)      neither Corus nor any entity controlled by it is bound by any non-competition agreement, other than any agreement entered into with DMX Inc. or any other entity controlled by Liberty Media and, when executed and delivered in accordance with the Master Agreement, a non-competition agreement substantially in the form of Schedule 11.3.4 to the Master Agreement;

         (xi) Corus is, or will be upon the listing of the Corus Class B Shares on the New York Stock Exchange, a "foreign private issuer" as defined in Rule 3b-4 under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act");

         (xii) (x) except as disclosed in Exhibit B, during the period beginning on September 1, 1999 through and including the date of this Agreement, Corus has not made or agreed to make any Transfer (as defined in section 6(e) below) of assets to any person or entity that could require Corus (if it were subject to U.S. tax laws and regulations) to recognize passive income as determined under U.S. tax laws and regulations applicable to a PFIC (as defined in section 6(e) below) ("Passive Income") of Cdn. $25,000,000 or more in the case of all such Transfers and (y) Corus is not classified as a PFIC (as defined in section 6(e) below) under the passive asset test, as determined under such laws and regulations; and

         (xiii) neither Corus nor any entity controlled by it (x) made any sales into the United States of America during its most recent fiscal year or (y) owns any asset (except for cash, deposits in financial institutions, other money market instruments and instruments evidencing government obligations) located in the United States of America.

     (c) ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CORUS TO CANWEST. For the purposes of this Agreement, "Relevant Liberty Company" means (A) Liberty CJR and (B) any person related to Liberty CJR which has a significant direct or indirect interest in Liberty CJR (as the term "related" is defined in the ITA and as the phrase "significant or indirect interest" is used in the ITA). Corus represents and warrants to Can West that:

         (i)      no Relevant Liberty Company is a Corus Specified Shareholder;

         (ii) no Relevant Liberty Company is a corporation of which a person who owned all of the shares of Relevant Liberty Companies owned by each of Corus and Shaw and each person who does not deal at Arm's Length with each of Corus



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                                      -9-



                  or Shaw would be a "specified shareholder" (as that term is defined in the ITA);

         (iii) the Corus Class B Shares to be issued by Corus under the Master Agreement, when issued and delivered in accordance with the terms of the Master Agreement, will be acquired by WIC with a good and marketable title thereto, free and clear of any pledge, encumbrance, security interest, claim or other adverse claim (except for claims arising out of agreements to which WIC is a party, including the Master Agreement and this Agreement); and

         (iv) immediately after giving effect to the issuance of the Purchased Shares pursuant to the Master Agreement, the Purchased Shares will represent less than 20% of the outstanding Corus Class B Shares.

     (d) ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SHAW TO CANWEST. Shaw represents and warrants to CanWest that:


         (i)      no Relevant Liberty Company is a Shaw Specified Shareholder;
                  and

         (ii) no Relevant Liberty Company is a corporation of which a person who owned all of the shares of Relevant Liberty Companies owned by each of Corus and Shaw and each person who does not deal at Arm's Length with each of Corus or Shaw would be a "specified shareholder" (as that term is defined in the ITA).

     (e) ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LIBERTY CJR. Liberty CJR represents and warrants to CanWest and Corus that:

         (i) Liberty CJR is an indirect, wholly-owned subsidiary of Liberty Media and Liberty Media is an indirect, wholly-owned subsidiary of AT&T Corp. ("AT&T");

         (ii) to the best knowledge of Liberty CJR, Cathton does not own more than 10% of the outstanding shares of any class of securities of Liberty Media or any entity that, directly or indirectly, is controlled by Liberty Media (a "Controlled Affiliate");

         (iii) Liberty CJR acts at arm's length (as defined in the ITA) with each of Corus, Shaw and Cathton;


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                                      -10-



         (iv) Liberty CJR is an "accredited investor" as defined in rule 501(a) promulgated under the U.S. Securities Act of 1933, as amended;

         (v) Liberty CJR is agreeing to purchase the Purchased Shares under this Agreement as principal for investment only and not with any present intention of reselling or distributing the Purchased Shares or any part thereof;

         (vi) Liberty Media and its Controlled Affiliates do not own, and will not own at any time up to and including the Closing Date, any shares of Corus other than the Purchased Shares to be purchased by Liberty CJR under this Agreement;

         (vii) other than AT&T and entities which are directly or indirectly wholly-owned by AT&T, there is no person which has a significant direct or indirect interest in Liberty CJR;

         (viii) Liberty CJR has no present intention to sell or otherwise dispose of any of the Purchased Shares in the Province of Ontario or to a resident of that province, including any trade through the facilities of The Toronto Stock Exchange; and

         (ix) Liberty CJR is not resident or otherwise located in the Province of Ontario.

     (f) ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CANWEST. CanWest represents and warrants to Liberty CJR that:


         (i) neither the CanWest Purchaser nor WIC has granted or permitted to exist any pledge, encumbrance, security interest or other lien against the Purchased Shares and, assuming that Corus delivered to WIC good and marketable title, free of any adverse claim, to the Purchased Shares, Liberty CJR will upon the purchase from the CanWest Purchaser of the Purchased Shares have good and marketable title thereto, free of any adverse claim;

         (ii) the CanWest Purchaser is not a non-resident of Canada under the ITA; and

         (iii) the CanWest Purchaser does not own, and will not own at the Time of Closing, any shares of Corus other than the Purchased Shares and any Corus Preferred Shares which may be issued pursuant to the Master Agreement and is not, and will not be at the Time of Closing, a control person or member of a control block within the meaning of clause (c) of the definition of the term "distribution" in subsection 1(1) of the OSA.

          Liberty CJR acknowledges that CanWest has not made any representations and warranties, express or implied, relating to the subject matter hereof other than under sections 4(a) and (f) of this Agreement.

     (g) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties in this Agreement will survive the completion of the transactions contemplated hereby and will continue in full force and effect for a period of one year following the Closing Date, except that the respective representations and warranties of the CanWest Purchaser and Corus to Liberty CJR as to title to the Purchased Shares and the absence of pledges, encumbrances, security interest or other liens will survive until the end of the applicable statutory limitation period.

5.       LIBERTY CJR ACKNOWLEDGEMENTS. Liberty CJR acknowledges that:

     (a) the Purchased Shares are being issued and sold by Corus to WIC, subsequently transferred to the CanWest Purchaser and resold by the CanWest Purchaser to Liberty CJR in reliance on exemptions from the prospectus and registration requirements of applicable provincial securities laws and that the Purchased Shares may be subject to restrictions on resale under such laws; and

     (b) the Corus Class B Shares to be purchased by it under this Agreement are being offered and sold pursuant to exemptions from registration under the 1933 Act and that the certificates evidencing such Corus Class B Shares will contain the following restrictive legend:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF CORUS ENTERTAINMENT INC. (THE "CORPORATION") THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) IF THE SECURITIES ARE REGISTERED UNDER THE U.S. SECURITIES ACT, OR (B) PURSUANT TO AN EXEMPTION UNDER THE U.S. SECURITIES ACT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE "GOOD DELIVERY" IN SETTLEMENT OF TRANSACTIONS ON THE TORONTO STOCK EXCHANGE. A NEW CERTIFICATE, BEARING NO LEGEND, DELIVERY OF WHICH WILL CONSTITUTE "GOOD DELIVERY", MAY BE OBTAINED FROM THE CIBC MELLON TRUST COMPANY UPON DELIVERY OF THIS CERTIFICATE AND A DULY EXECUTED

          DECLARATION THAT EITHER (I) (A) THE SALE OF THE SECURITIES IS BEING MADE IN RELIANCE ON RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, AND (B) CERTIFIES THAT (1) THE BUYER IS NOT AN "AFFILIATE" (AS DEFINED IN RULE 405 UNDER THE U.S. SECURITIES ACT) OF THE CORPORATION,
          (2) THE OFFER OF SUCH SECURITIES WAS NOT MADE TO A PERSON IN THE UNITED STATES AND EITHER (A) AT THE TIME THE BUY ORDER WAS ORIGINATED, THE BUYER WAS OUTSIDE THE UNITED STATES, OR THE SELLER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE THAT THE BUYER WAS OUTSIDE THE UNITED STATES, OR (B) THE TRANSACTION WAS EXECUTED ON OR THROUGH THE FACILITIES OF THE TORONTO STOCK EXCHANGE AND NEITHER THE SELLER NOR ANY PERSON ACTING ON ITS BEHALF KNOWS THAT THE TRANSACTION HAS BEEN PREARRANGED WITH A BUYER IN THE UNITED STATES AND (3) NEITHER THE SELLER NOR ANY PERSON ACTING ON ITS BEHALF ENGAGED IN ANY DIRECTED SELLING EFFORTS IN CONNECTION WITH THE OFFER AND SALE OF SUCH SECURITIES. TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S OR (II) THAT THE OFFER AND SALE WERE MADE TO A PERSON IN THE UNITED STATES PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION."

6. CORUS COVENANTS. Corus covenants and agrees in favour of Liberty CJR that:

     (a) If Corus becomes aware that it has ceased to be a foreign private issuer as defined in Rule 3b-4 under the 1934 Act at any time after the purchase of the Purchased Shares by Liberty CJR and Liberty CJR and its Affiliates continue to own any of the Purchased Shares, Corus will promptly give notice to Liberty CJR of that fact.

     (b) Corus will use all commercially reasonable efforts to achieve listing of the Corus Class B Shares on the New York Stock Exchange within 90 days after the date of this Agreement.

     (c) If so requested by Liberty CJR, Corus will take all actions within its power to cause up to two persons designated by Liberty CJR (other than a person who is not eligible to become a director of Corus under any applicable law, statute, regulation, rule, policy or stock exchange requirement or a person who is a director, executive officer or significant shareholder of a competitor of Corus) to be nominated for election as directors of Corus for so long as Liberty CJR continues to own at least 10% of the outstanding Corus Class B Shares.

     (d) Corus will not transfer any assets to The Shaw/Corus Investment Partnership (other than those already contributed to such partnership pursuant to the General Partnership Agreement of The Shaw/Corus Investment Partnership dated January 28, 2000), or any similar entity in which both (i) Shaw or any of its Affiliates (but excluding Corus and all entities controlled by it) and (ii) Corus have ownership interests, for so long as Shaw or any such Affiliate continues to be a partner or owner thereof.

     (e)  PFIC STATUS.

         (i) During the period from the date of this Agreement through and including August 31, 2000, Corus will not, without the prior written consent of Liberty CJR, which consent shall not be unreasonably withheld or delayed, contribute, exchange, transfer or otherwise dispose of (in each case, a "Transfer"), to any person or entity, including any Affiliate of Corus, any asset of Corus or (to the extent lawful and within Corus' power) of any entity in which Corus directly or indirectly owns 25% or more of the equity (each a "PFIC Affiliate") and which is controlled by Corus if such Transfer would (if Corus and its PFIC Affiliates were subject to U.S. tax laws and regulations) require Corus to recognize Passive Income of Cdn. $50,000,000 or more. Liberty CJR will consent to any such Transfer unless Liberty CJR believes, acting reasonably on the basis of Corus' management's reasonable estimate of Corus' financial results for such period, it is likely to cause Corus to be characterized as a passive foreign investment company under such laws and regulations (a "PFIC"). The restriction in this section (e)(i) shall not apply to (x) any of the Transactions contemplated by the Master Agreement, (y) any Transfer that occurs by operation of law or otherwise without the consent or support of Corus or (z) any Transfer that is mandated by the CRTC or any other regulatory authority having jurisdiction over Corus or any PFIC Affiliate. Corus will give notice to Liberty CJR of any Transfer referred to in the preceding sentence promptly after Corus becomes aware of the Transfer.

         (ii) During the period beginning on the date of this Agreement and ending on the date on which Liberty CJR and its Affiliates cease to own at least 5% of the outstanding Corus Class B Shares, Corus will give notice to Liberty CJR of the terms of any proposed Transfer of assets by Corus and any PFIC Affiliate which is controlled by Corus (to the extent lawful and within Corus' power) or any proposed Transfer of assets by a non-controlled PFIC Affiliate of which Corus has actual knowledge at least 10 Business Days prior to such entity making or agreeing to make the Transfer (or, if later, within one Business Day after Corus obtains actual knowledge of the Transfer) if both (x) such Transfer would (if Corus and its PFIC Affiliates were subject to U.S. tax laws and regulations) require Corus to recognize Passive Income and (y) such Passive Income is likely to cause Corus to be characterized as a PFIC. Corus will provide to Liberty CJR all information in the possession or control of Corus that is requested from time to time by Liberty CJR, acting reasonably, to enable it to verify whether Corus is a PFIC.

         (iii) For so long as Liberty CJR and its Affiliates continue to own at least 5% of the outstanding Corus Class B Shares, Corus will use all commercially reasonable efforts to (i) monitor the passive income and passive assets of Corus and its PFIC Affiliates and (ii) avoid being characterized as a PFIC (but subject to the fiduciary duties of Corus' directors and officers to act in the best interests of Corus). Corus will give notice to Liberty CJR if it determines that Corus is likely to be classified as a PFIC, and will, promptly following the end of that and each subsequent fiscal year of Corus during which Liberty CJR and its Affiliates continue to own at least 5% of the outstanding Corus Class B Shares, provide to Liberty CJR all information and documents, including all necessary calculations of the earnings and profits of Corus and its PFIC Affiliates (to the extent that the information required in respect of such calculations for its PFIC Affiliates is available to Corus on a non-confidential basis), reasonably requested by Liberty CJR and in the possession or control of Corus to allow Liberty CJR and its Affiliates to make appropriate entries on their U.S. tax returns and to elect to treat Corus as a "qualified electing fund" under U.S. tax laws and regulations as then in effect; provided, however, that nothing in this Agreement shall require Corus to submit to the jurisdiction of the U.S. Internal Revenue Service or any other foreign taxing or regulatory authority.

     (f) Corus will cause to be delivered to Liberty CJR on or before the Liberty CJR Commitment Date a favourable opinion (subject to customary assumptions, qualifications and limitations) of counsel to Corus as to the matters referred to in section 4(a) (other than clause (iii)(z) thereof) insofar as they relate to Corus and section 4(b)(iv) of this Agreement.

     (g) Corus will not consent to any amendment to the Master Agreement, other than the Liberty CJR Amendment, without the prior written consent of Liberty CJR except for any amendment which could not reasonably be expected to materially adversely affect Corus or Liberty CJR. Corus will provide Liberty CJR with a true and complete copy of any such amendment promptly after its execution.

7. COVENANT OF CANWEST. CanWest will cause to be delivered to Liberty CJR as soon as reasonably practicable after the date of this Agreement, and in any event on or before the Closing Date, a favourable opinion (subject to customary assumptions, qualifications and limitations) of counsel to CanWest as to the matters referred to in section 4(a) (other than clause (iii)(y) thereof to the extent that it extends to the OSA and the rules, regulations and policies thereunder and other than clause (iii)(z) thereof) insofar as such matters relate to CanWest.

8. RESTRICTION ON RESALE IN ONTARIO. Liberty CJR covenants and agrees in favour of the CanWest Purchaser not to sell or otherwise dispose of any of the Purchased Shares in the Province of Ontario or to a resident of that province, including any trade through the facilities of The Toronto Stock Exchange, for a period of 90 days from the Closing Date. Liberty CJR agrees that a legend to that effect will be placed on the certificates representing the Purchased Shares. Liberty CJR will have the right to exchange the certificates representing the Purchased Shares with certificates that do not contain the legend contemplated by this section at any time after the expiry of such 90-day period, by surrendering the certificates to Corus. Corus will arrange for such exchange to occur promptly following its receipt of such certificates.

9. CONDITIONS TO COMPLETION. The completion of the transactions contemplated by this Agreement is subject only to (a) the issuance by Corus to WIC pursuant to the Master Agreement on or before the Termination Date of the Purchased Shares and (b) the delivery to Liberty CJR by each of Corus and CanWest on the Closing Date of a certificate of two senior officers of each such party stating that the transactions contemplated by the Master Agreement (other than the purchase by Liberty CJR of the Purchased Shares) have been completed in accordance with the terms thereof. Upon the delivery by the CanWest Purchaser to Liberty CJR of the duly endorsed certificates representing the Purchased Shares in accordance with section 2 of this Agreement and the officers' certificates referred to in clause (b) above, Liberty CJR's obligation to purchase and pay for such shares shall be unconditional (but, for certainty, without in any way derogating from Liberty CJR's right to claim for any damages suffered by it as a result of any breach of this Agreement). For certainty, a breach of any representation, warranty or covenant by any party, other than a breach of the covenants to deliver the share certificates and officers' certificates referred to in the preceding sentence, will not affect any party's obligations under this Agreement (but without in any way prejudicing any party's right to claim damages as a result thereof).

10. FURTHER ACTION. Each party agrees to execute all such further agreements, amendments and other documents and to do all such other acts and things as any other party, acting reasonably, may request for the purpose of giving effect fully to the terms and intent of this Agreement.

11. BINDING NATURE. This Agreement is binding upon and will enure to the benefit of the parties and their respective successors and permitted assigns. No party may assign any of its rights or obligations under this Agreement without the prior consent of each other party, except that Liberty CJR may assign this Agreement to a direct or indirect wholly-owned subsidiary of Liberty Media without any party's consent.

12. GOVERNING LAW. This Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, taken together, will constitute one and the same instrument.

14. NOTICES. Any notice or certificate required or permitted to be given or delivered to any party under this Agreement shall be in writing and shall be given to such party at its address as set out in section 18.7 of the Master Agreement (or, in the case of Liberty CJR, to its address as set out on the first page of this Agreement). Notices will be deemed given:

     (a)  when delivered, if sent by recognized courier service;

     (b) five days after mailing, if sent by first class mail, postage prepaid; and

     (c) when received, if sent by telecopy to the correct number during regular business hours, with receipt confirmed by person or electronic device.

Any party may change its address for purposes of this section by giving notice to the other parties as provided in this section.


                            ------------------------

         Please confirm your agreement to the foregoing terms by signing where indicated below and returning a signed copy of this letter.

                                 Yours very truly,

                                 CORUS ENTERTAINMENT INC.


                                 by /s/ JOHN CASSADAY
                                   ---------------------------------------
                                   Name:  John Cassaday
                                   Title: President and Chief Executive Officer


AGREED:

LIBERTY CJR, INC.                 SHAW COMMUNICATIONS INC.


by /s/ DAVID A. JENSEN           by /s/ MICHAEL G. OSTOPOWICH
  ---------------------------      ---------------------------------------
  Name:  David A. Jensen             Name:  Michael G. Ostopowich
  Title: Vice President              Title: Vice President Finance


  CANWEST GLOBAL                     WIC WESTERN INTERNATIONAL
  COMMUNICATIONS CORP.               COMMUNICATIONS LTD.



by  /s/ RICHARD LEIPSIC           by /s/ D. ALEXANDER FARAC
  ---------------------------        ---------------------------------------
  Name:   Richard Leipsic             Name:  D. Alexander Farac
  Title:  Vice President and          Title: Secretary
          General Counsel

                                    EXHIBIT A

                ARTICLES OF AMENDMENT OF CORUS ENTERTAINMENT INC.

Attached.

                                    EXHIBIT B

                             DISCLOSURE OF TRANSFERS

Contribution by Corus of 1,400,000 shares of series A common stock, par value U.S.$0.01 per share in the capital of Liberty Digital Inc. to The Shaw/Corus Investment Partnership as an initial capital contribution on January 28, 2000.